US Ecology Announces Record Full Year 2013 Results

Record Operating Income of $52.9 Million; Record Adjusted EBITDA of $71.2 Million

BOISE, ID -- (Marketwired - February 12, 2014) - US Ecology, Inc. (NASDAQ: ECOL) ("the Company") today reported financial results for the quarter and full year ended December 31, 2013.

Net income for the fourth quarter of 2013 was $9.2 million, or $0.48 per diluted share, up from $6.1 million, or $0.33 per diluted share, in the fourth quarter of 2012. Excluding foreign currency translation losses and business development expenses, adjusted earnings per diluted share grew 44% to $0.52 in the fourth quarter of 2013, up from $0.36 in the fourth quarter of 2012. Operating income for the fourth quarter of 2013 was $15.4 million, up 42% from $10.8 million in the fourth quarter last year. Adjusted EBITDA for the fourth quarter of 2013 was a record $20.2 million, up 29% from $15.6 million in the same period last year. A reconciliation of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA is attached as Exhibit A to this release.

Total revenue for the fourth quarter of 2013 was $59.4 million, up 18% from $50.4 million in the same quarter last year. Treatment and disposal ("T&D") revenue increased 15% and transportation revenue increased 28% quarter over quarter. T&D revenue growth in the quarter reflected a 32% increase in project-based Event Business. Recurring Base Business revenue for the fourth quarter of 2013 increased 4% compared to the fourth quarter of 2012.

Total quarterly waste volume disposed or processed at our Idaho, Michigan, Nevada, Texas and Quebec facilities was 308,000 tons in the fourth quarter of 2013, up 6% from 291,000 tons in the fourth quarter of 2012. Average selling price ("ASP") for the fourth quarter of 2013 increased 9% compared to the same quarter last year primarily due to a more favorable service mix.

For the fourth quarter of 2013, gross profit was $23.1 million, up 26% from $18.3 million in the fourth quarter of 2012. Total gross margin was 39% in the fourth quarter of 2013, up from 36% in the same quarter last year. T&D gross margin for the fourth quarter of 2013 was 48%, up from 44% in the fourth quarter of 2012 reflecting higher volumes and ASPs.

Selling, general and administrative ("SG&A") expense for the fourth quarter of 2013 was $7.7 million, or 13% of revenue, compared with $7.5 million, or 15% of revenue, in the same quarter last year.

The Company's effective income tax rate for the fourth quarter of 2013 was 36.0%, down from 39.4% for the fourth quarter of 2012. This decrease reflects a higher proportion of earnings from our Canadian operations, which are taxed at a lower corporate tax rate, partially offset by higher U.S. state income taxes.

At December 31, 2013, cash on hand was $73.9 million with no outstanding borrowings on our lines of credit, compared with $2.1 million of cash on hand and borrowings of $45.0 million at December 31, 2012. The increase in cash and corresponding decrease in borrowings primarily reflects the net $96.4 million raised in our common stock offering in December 2013. At December 31, 2013, $79.9 million was available for future borrowings, and total shares outstanding were 21.5 million.

"We are very pleased with our strong fourth quarter operating performance," commented Executive Vice President and Chief Financial Officer, Eric Gerratt. "Continued treatment and disposal revenue growth reflected another quarter of strong private event business, which more than offset expected softness in our government business. Treatment and disposal margins increased on a more favorable service mix and continued operational efficiencies across our facilities."

Full Year Results

Total revenue for the year ending December 31, 2013 was a record $201.1 million, up 19% from $169.1 million for the year ended December 31, 2012. T&D revenue increased 13% in 2013 compared to 2012. Transportation revenue increased 54% in 2013 compared to 2012. Excluding US Ecology Michigan, T&D revenue growth in 2013 reflected a 27% increase in Event Business revenue and a 2% increase in recurring Base Business revenue compared to 2012.

Total waste volume disposed or processed at our Idaho, Michigan, Nevada, Texas and Quebec facilities was 1.1 million tons in 2013 compared to 1.0 million tons in 2012. ASP for 2013 increased 11% compared to 2012, reflecting a more favorable service mix in 2013.

Gross profit for 2013 was $79.0 million, up 19% from $66.3 million in 2012. Total gross margin was 39% in 2013 and 2012. T&D gross margin for 2013 was 48%, up from 46% in 2012.

SG&A expense for 2013 was $26.1 million, or 13% of revenue compared with $25.7 million, or 15% of revenue, for 2012.

Operating income increased 30% in 2013 to a record $52.9 million from $40.6 million for 2012.

Adjusted EBITDA for 2013 was a record $71.2 million, 22% above the $58.4 million for the same period last year. A reconciliation of net income to adjusted EBITDA is attached as Exhibit A to this release.

Our effective income tax rate for 2013 was 35.9%, down from 38.5% for 2012. This decrease reflects a higher proportion of earnings from our Canadian operations, which are taxed at a lower corporate tax rate, partially offset by higher U.S. state income taxes.

Net income for 2013 was a record $32.2 million, or $1.72 per diluted share, up from $25.7 million, or $1.40 per diluted share, for 2012. Excluding foreign currency translation gains and losses and business development expenses, 2013 adjusted earnings per diluted share grew 31% to $1.82, up from $1.39 for 2012. A reconciliation of earnings per diluted share to adjusted earnings per diluted share is attached as Exhibit A to this release.

"Double digit organic growth in our treatment and disposal revenue, related margin expansion by more than two full percentage points and continued SG&A expense control drove operating income, earnings and Adjusted EBITDA to new record levels," commented Jeff Feeler, President and CEO. "Delivering these record results on the heels of what had been the Company's strongest year in 2012 is a testament to the value of US Ecology's fixed facility assets, broad permits and operational expertise. Our Event Business continued to strengthen throughout 2013 and into 2014 on robust shipments from commercial customers and included approximately $0.13 of earnings per diluted share from project acceleration that had previously been expected to benefit 2014. Base business growth was solid and in line with our expectations. I could not be more pleased with the performance of our entire team in 2013."

2014 Outlook

"Moving into 2014, market conditions and demand for our sevices continues to be strong," commented Feeler. "Our Event Business pipeline has strengthened over the last two months as we gain visibility into the summer clean-up season. While it will be a challenge to fully replace our 2013 Event Business results, our pipeline is filling out nicely with new opportunities."

Based on current estimates, management is projecting 2014 adjusted EBITDA of between $70 and $74 million and adjusted earnings per diluted share between $1.50 and $1.60, which excludes any foreign currency gains or losses and business development expenses. Estimated earnings per share amounts are based on the Company's new share count which includes 2,990,000 shares issued in December of 2013.

"We look forward to executing our long-term growth strategy with what we believe are best-in-class assets and permits," Feeler added. "With our successful equity raise in December 2013, we are focused on executing on our organic growth plan while actively seeking high quality assets and service platforms to extend our geographic reach and enhance our competitive position."

In 2013 the Company invested $21.4 million in capital projects. Capital spending for 2014 is estimated to range from $20 to $21 million, including approximately $2.3 million of carryover from 2013 projects that are ongoing. Capital expenditures for 2014 will be devoted primarily to constructing additional disposal space, ongoing infrastructure upgrades and equipment replacement at our operating facilities.

Dividend

On January 2, 2014, the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on January 20, 2014. The $3.9 million dividend was paid on January 28, 2014.

Conference Call

US Ecology, Inc. will hold an investor conference call on Thursday, February 13, 2014 at 10 a.m. Eastern Standard Time (8:00 a.m. Mountain Standard Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management's presentation. Interested parties can join the conference call by dialing 866-825-1709 or 617-213-8060 and using the passcode 41867498. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through February 20, 2014 by calling 888-286-8010 or 617-801-6888 and using the passcode 33269019. The replay will also be accessible on our website at www.usecology.com.

About US Ecology, Inc.

US Ecology, Inc., through its subsidiaries, provides radioactive, hazardous, PCB and non-hazardous industrial waste management and recycling services to commercial and government entities, such as refineries and chemical production facilities, manufacturers, electric utilities, steel mills, medical and academic institutions and waste brokers. Headquartered in Boise, Idaho, the Company is one of the oldest radioactive and hazardous waste services companies in North America.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, beliefs and assumptions about the industry and markets in which US Ecology, Inc. and its subsidiaries operate. Because such statements include risks and uncertainties, actual results may differ materially from what is expressed herein and no assurance can be given that the Company will achieve its 2014 earnings estimates, successfully execute its growth strategy, increase market share, or declare or pay future dividends. For information on other factors that could cause actual results to differ materially from expectations, please refer to US Ecology, Inc.'s December 31, 2012 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include a loss of a major customer or contract, compliance with and changes to applicable laws, rules, or regulations, access to cost effective transportation services, access to insurance, surety bonds and other financial assurances, loss of key personnel, lawsuits, labor disputes, adverse economic conditions, government funding or competitive pressures, incidents or adverse weather conditions that could limit or suspend specific operations, implementation of new technologies, market conditions, average selling prices for recycled materials, our ability to replace business from recently completed large projects, our ability to perform under required contracts, our ability to permit and contract for timely construction of new or expanded disposal cells, our willingness or ability to pay dividends and our ability to effectively close and integrate future acquisitions.

Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose to them any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of US Ecology, Inc.

                              US ECOLOGY, INC.
                     CONSOLIDATED STATEMENTS OF INCOME
                   (in thousands, except per share data)
                                (unaudited)

                                  Three Months Ended    For the Year Ended
                                     December 31,          December 31,
                                 --------------------  --------------------
                                    2013       2012       2013       2012
                                 ---------  ---------  ---------  ---------

Revenue                          $  59,360  $  50,406  $ 201,126  $ 169,138
Direct operating costs              24,493     23,013     86,238     79,177
Transportation costs                11,811      9,087     35,902     23,664
                                 ---------  ---------  ---------  ---------

Gross profit                        23,056     18,306     78,986     66,297

Selling, general and
 administrative expenses             7,702      7,492     26,055     25,659
                                 ---------  ---------  ---------  ---------
Operating income                    15,354     10,814     52,931     40,638

Other income (expense):
  Interest income                        8          4         19         17
  Interest expense                    (177)      (219)      (828)      (878)
  Foreign currency gain (loss)        (879)      (562)    (2,327)     1,213
  Other                                 84         56        352        728
                                 ---------  ---------  ---------  ---------
    Total other income (expense)      (964)      (721)    (2,784)     1,080

Income before income taxes          14,390     10,093     50,147     41,718
Income tax expense                   5,183      3,981     17,996     16,059
                                 ---------  ---------  ---------  ---------
Net income                       $   9,207  $   6,112  $  32,151  $  25,659
                                 =========  =========  =========  =========

Earnings per share:
    Basic                        $    0.48  $    0.33  $    1.73  $    1.41
    Diluted                      $    0.48  $    0.33  $    1.72  $    1.40

Shares used in earnings per
 share calculation:
    Basic                           19,171     18,269     18,592     18,238
    Diluted                         19,281     18,332     18,676     18,281

Dividends paid per share         $    0.18  $    0.36  $    0.54  $    0.90
                                 =========  =========  =========  =========

                              US ECOLOGY, INC.
                        CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                (unaudited)

                                                December 31,   December 31,
                                                    2013           2012
                                               -------------  -------------
Assets

Current Assets:
  Cash and cash equivalents                    $      73,940  $       2,120
  Receivables, net                                    43,636         33,947
  Prepaid expenses and other current assets            3,612          3,161
  Deferred income taxes                                1,340          1,276
                                               -------------  -------------
    Total current assets                             122,528         40,504

Property and equipment, net                          114,859        109,792
Restricted cash                                        4,097          4,111
Intangible assets, net                                36,832         40,771
Goodwill                                              21,693         23,105
Other assets                                             547            411
                                               -------------  -------------
Total assets                                   $     300,556  $     218,694
                                               =============  =============

Liabilities and Stockholders' Equity

Current Liabilities:
  Accounts payable                             $       7,277  $       6,333
  Deferred revenue                                     8,870          3,919
  Accrued liabilities                                  8,691          7,322
  Accrued salaries and benefits                        6,957          7,570
  Income tax payable                                   4,428            426
  Current portion of closure and post-closure
   obligations                                           949          1,913
                                               -------------  -------------
    Total current liabilities                         37,172         27,483

Long-term closure and post-closure obligations        16,519         15,449
Reducing revolving line of credit                          -         45,000
Other long-term liabilities                               69            114
Unrecognized tax benefits                                480            467
Deferred income taxes                                 14,778         18,159
                                               -------------  -------------
    Total liabilities                                 69,018        106,672

Contingencies and commitments

Stockholders' Equity
  Common stock                                           215            184
  Additional paid-in capital                         162,830         63,969
  Retained earnings                                   70,597         48,424
  Treasury stock                                        (319)        (1,183)
  Accumulated other comprehensive income
   (loss)                                             (1,785)           628
                                               -------------  -------------
    Total stockholders' equity                       231,538        112,022
                                               -------------  -------------
Total liabilities and stockholders' equity     $     300,556  $     218,694
                                               =============  =============

                              US ECOLOGY, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (in thousands)
                                (unaudited)

                                                        For the Year Ended
                                                           December 31,
                                                       --------------------
                                                          2013       2012
                                                       ---------  ---------
Cash Flows From Operating Activities:
  Net income                                           $  32,151  $  25,659
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization of property and
     equipment                                            14,815     13,916
    Amortization of intangible assets                      1,461      1,469
    Accretion of closure and post-closure obligations      1,114      1,367
    Unrealized foreign currency loss (gain)                2,789     (1,400)
    Deferred income taxes                                 (2,637)      (711)
    Stock-based compensation expense                         865        846
    Unrecognized tax benefits                                 13         13
    Net (gain) loss on sale of property and equipment        170         13
    Changes in assets and liabilities (net of effect
     of business acquisitions):
      Receivables, net                                   (10,408)    (1,850)
      Income tax receivable                                    -        187
      Other assets                                          (403)      (677)
      Accounts payable and accrued liabilities             1,673     (2,172)
      Deferred revenue                                     5,197        (50)
      Accrued salaries and benefits                         (424)     1,929
      Income tax payable                                   4,091     (1,083)
      Closure and post-closure obligations                  (828)    (2,282)
                                                       ---------  ---------
        Net cash provided by operating activities         49,639     35,174

Cash Flows From Investing Activities:
    Purchases of property and equipment                  (21,373)   (15,766)
    Proceeds from sale of property and equipment             168        198
    Business acquisition (net of cash acquired)                -    (10,743)
    Restricted cash                                           14          5
                                                       ---------  ---------
        Net cash used in investing activities            (21,191)   (26,306)

Cash Flows From Financing Activities:
    Proceeds from public offering (net of offering
     costs)                                               96,431          -
    Payments on reducing revolving line of credit        (54,500)   (21,500)
    Proceeds from reducing revolving line of credit        9,500     26,000
    Dividends paid                                        (9,978)   (16,432)
    Proceeds from stock option exercises                   2,461      1,035
    Deferred financing costs paid                           (235)         -
    Other                                                     (1)      (303)
                                                       ---------  ---------
        Net cash provided by (used in) financing
         activities                                       43,678    (11,200)

Effect of foreign exchange rate changes on cash             (306)       163

Increase (decrease) in cash and cash equivalents          71,820     (2,169)

Cash and cash equivalents at beginning of period           2,120      4,289
                                                       ---------  ---------

Cash and cash equivalents at end of period             $  73,940  $   2,120
                                                       =========  =========

EXHIBIT A

Non-GAAP Results and Reconciliation

US Ecology reports adjusted EBITDA and adjusted earnings per diluted share results, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (GAAP) and believes that such information provides analysts, shareholders, and other users information to better understand the Company's operating performance. Because adjusted EBITDA and adjusted earnings per diluted share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA and adjusted earnings per diluted share are significant components in understanding and assessing financial performance.

Adjusted EBITDA and adjusted earnings per diluted share should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA and adjusted earnings per diluted share have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; and
  although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements.

Adjusted EBITDA
The Company defines adjusted EBITDA as net income before interest expense, interest income, income tax expense, depreciation, amortization, stock based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss and other income/expense, which are not considered part of usual business operations. The following reconciliation itemizes the differences between reported net income and adjusted EBITDA for the three months and year ended December 31, 2013 and 2012:

                               Three Months Ended      For the Year Ended
(in thousands)                    December 31,            December 31,
                             ----------------------  ----------------------
                                2013        2012        2013        2012
                             ----------  ----------  ----------  ----------

Net Income                   $    9,207  $    6,112  $   32,151  $   25,659
  Income tax expense              5,183       3,981      17,996      16,059
  Interest expense                  177         219         828         878
  Interest income                    (8)         (4)        (19)        (17)
  Foreign currency
   (gain)/loss                      879         562       2,327      (1,213)
  Other income                      (84)        (56)       (352)       (728)
  Depreciation and
   amortization of plant and
   equipment                      4,023       3,695      14,815      13,916
  Amortization of intangible
   assets                           369         373       1,461       1,469
  Stock-based compensation          264         282         865         846
  Accretion and non-cash
   adjustments of closure &
   post-closure obligations         187         464       1,114       1,483
                             ----------  ----------  ----------  ----------
Adjusted EBITDA              $   20,197  $   15,628  $   71,186  $   58,352
                             ==========  ==========  ==========  ==========

EXHIBIT A

Non-GAAP Results and Reconciliation, continued

Adjusted Earnings Per Diluted Share
The Company defines adjusted earnings per diluted share as net income plus the after tax impact of non-cash, non-operational foreign currency gains or losses ("Foreign Currency Gain/Loss") plus the after tax impact of business development cost divided by the diluted shares used in the earnings per share calculation. The Foreign Currency Gain/Loss excluded from the earnings per diluted share calculation are related to intercompany loans between our Canadian subsidiary and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars ("CAD") requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/United States currency movements from period to period. We believe excluding the currency movements for these intercompany financial instruments provides meaningful information to investors regarding the operational and financial performance of the Company.

Business development costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses. We believe excluding these business development costs provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three months and year ended December 31, 2013 and 2012:

(in thousands,
 except per         Three Months Ended            For the Year Ended
 share data)           December 31,                  December 31,
               ----------------------------- ------------------------------
                    2013           2012           2013            2012
               -------------- -------------- -------------- ---------------

                         per            per            per             per
                        share          share          share           share
Net income /
 earnings per
 diluted share $ 9,207 $ 0.48 $ 6,112 $ 0.33 $32,151 $ 1.72 $25,659  $ 1.40

Business
 development
 costs, net of
 tax               228   0.01     150   0.01     254   0.01     628    0.03
Non-cash
 foreign
 currency
 (gain)/loss,
 net of tax        684   0.03     418   0.02   1,597   0.09    (713)  (0.04)
               ------- ------ ------- ------ ------- ------ -------  ------

Adjusted net
 income /
 adjusted
 earnings per
 diluted share $10,119 $ 0.52 $ 6,680 $ 0.36 $34,002 $ 1.82 $25,574  $ 1.39
               ======= ====== ======= ====== ======= ====== =======  ======

Shares used in
 earnings per
 diluted share
 calculation    19,281         18,332         18,676         18,281
               =======        =======        =======        =======

Contact:
Alison Ziegler
Cameron Associates
(212) 554-5469
alison@cameronassoc.com
www.usecology.com